Exhibit 99.1

News Release

Media Contact: Doug Holt 312-557-1571 Doug.Holt@ntrs.com	Investor Relations: Mark Bette 312-444-2304 Mark.Bette@ntrs.com

http://www.northerntrust.com

Northern Trust Names Michael G. O’Grady President

CHICAGO, Nov. 15, 2016 – Northern Trust Corporation announced today that its Board of Directors elected Michael O’Grady to the position of President of the Corporation, effective Jan. 1, 2017, reporting to Frederick H. Waddell, Chairman and Chief Executive Officer. O’Grady was also elected to the Board of Directors of Northern Trust Corporation, effective January 1, 2017.

“Mike has proven himself to be an exceptional leader, both internally and externally, and a highly regarded member of our executive management team,” Waddell said. “He has deep industry experience, a keen understanding of Northern Trust, and a strong track record of translating vision and strategy into execution.”

Until a successor is named, O’Grady will retain his current responsibilities as President, Corporate & Institutional Services (C&IS). Steve Fradkin, President, Wealth Management, and Steve Potter, President, Asset Management, will report to O’Grady effective January 1, 2017.

Northern Trust’s C&IS business unit is a leading provider of asset servicing, investment management, banking and related services to institutional clients worldwide including corporate and public pension funds, sovereign wealth funds, supranational organizations, investment management firms, foundations and endowments, health care organizations, insurance companies, and other financial institutions. Prior to becoming President of C&IS in July 2014, O’Grady served as Executive Vice President and Chief Financial Officer.

Before joining Northern Trust in 2011, O’Grady served as a Managing Director in the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch. He joined Merrill Lynch in 1992 as an Associate.

Prior to Merrill Lynch, O’Grady worked for Price Waterhouse from 1987 to 1990. He graduated from the University of Notre Dame with a bachelor’s degree in Accountancy and received an MBA from Harvard Business School. He is a member of the boards of trustees of The Field Museum and the Museum of Contemporary Art Chicago, the Finance Council of the Archdiocese of Chicago, and the Board of Advisors of Catholic Charities.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 22 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2016, Northern Trust had assets under custody of US$6.7 trillion, and assets under management of US$946 billion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.

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